Exhibit 5.1

Opinion of Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York  13202-1355

May 19, 2010

Delcath Systems, Inc.
810 Seventh Avenue
Suite 3505
New York, New York 10019

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, on the date hereof relating to the registration of 2,200,000 shares of common stock, par value $0.01 (the “Common Stock”), of Delcath Systems, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Delcath Systems, Inc. 2009 Stock Incentive Plan, as amended (the “Plan”).

We have reviewed such documents and made such examination of the law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Our opinion is limited to the matters expressly set forth in this opinion letter, and no other opinions are provided or implied.

Based upon the foregoing, it is our opinion that the 2,200,000 shares of the Company’s Common Stock registered pursuant to the Registration Statement and offered by the Company pursuant to the Plan will be, assuming that such shares are validly authorized at the time of issuance and assuming that no change occurs in the applicable law or pertinent facts, when issued in accordance with the Plan, legally issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

BOND, SCHOENECK & KING, PLLC

/s/ Bond, Schoeneck & King, PLLC